Exhibit 99

Marine Products Corporation Reports Fourth Quarter 2020 Financial Results

ATLANTA, January 27, 2021 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2020. Marine Products is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, the 267 SSX OB, SSi outboard models and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name.

For the quarter ended December 31, 2020, Marine Products generated net sales of $71,110,000, a 47.6 percent increase compared to $48,175,000 in the same period of the prior year. The increase in net sales was due to a 27.8 percent increase in the number of units sold during the quarter as compared to the prior year, a 14.1 percent increase in the average selling price per boat, and an increase in parts and accessories sales. Unit sales increased among most of our product categories compared to the prior year. Average selling prices increased due to a favorable model mix which included larger models in most of our product categories.

Gross profit for the fourth quarter of 2020 was $17,431,000, a 65.7 percent increase compared to $10,522,000 in the same period of the prior year. Gross margin was 24.5 percent of net sales in the fourth quarter of 2020 compared to 21.8 percent in the fourth quarter of 2019. Gross margin as a percentage of net sales increased compared to the prior year due to the efficiency benefits of higher production and a favorable model mix consisting of larger boats.

Operating profit for the fourth quarter of 2020 was $9,083,000, an increase of $4,905,000 compared to $4,178,000 in the fourth quarter of last year. Selling, general and administrative expenses were $8,348,000 in the fourth quarter of 2020 compared to $6,344,000 in the fourth quarter of 2019. Selling, general and administrative expenses increased due to expenses which increase with sales and profitability, such as sales commissions and incentive compensation. Selling, general and administrative expenses were 11.7 percent of net sales in the fourth quarter of 2020 compared to 13.2 percent of net sales during the fourth quarter of 2019.

Net income for the fourth quarter of 2020 was $6,994,000, an increase of $3,452,000 compared to $3,542,000 in the fourth quarter of 2019. Diluted earnings per share were $0.21 in the fourth quarter of 2020 compared to $0.10 in the fourth quarter of 2019. The effective tax rate for the fourth quarter of 2020 was 23.1 percent, an increase compared to 17.0 percent in the fourth quarter of 2019.

Net sales for the 12 months ended December 31, 2020 were $239,825,000, a decrease of 17.9 percent compared to the 12 months ended December 31, 2019. Net income for the 12 months ended December 31, 2020 was $19,444,000 or $0.57 diluted earnings per share, compared to net income of $28,239,000, or $0.83 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our fourth quarter results demonstrate the continuation of consumers’ renewed interest in recreational boating which began during the second quarter of 2020. We operated at a higher production rate than usual during a typical fourth quarter, as dealer inventory remained historically low and order backlog remains high. As we begin 2021, we are encouraged by the continued strong interest by our dealers and retail customers and we look forward to an exceptionally strong market during the near term. We are also very pleased by our continued strong market share, and I would like to note that for the 12 months ended on September 30, 2020, our Robalo product line held the highest market share in the outboard market in its size range. The combination of our Robalo and Chaparral outboard units held a market share of 6.9 percent of the outboard market.

Fourth Quarter 2020 Earnings Press Release

“The 2021 winter boat show season has been cancelled due to the COVID-19 pandemic. This time of year represents a meaningful opportunity to introduce our new models for the year and to assess demand for the upcoming retail selling season. Since the beginning of the pandemic, we have been cooperating with our dealers to conduct as much virtual marketing as possible, and we are continuing this effort in 2021. We believe that these efforts are helping our customers make these important purchasing decisions remotely. As we plan this year, we are also very aware of potential supply chain constraints and labor shortages resulting both from high demand and continuing pandemic concerns,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 27, 2021, at 8:00 a.m. Eastern Time to discuss the results for the fourth quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (833) 968-2235 or (825) 312-2057 for international callers, and using conference ID number 5458273. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, Vortex jet drive boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the belief that we will experience an exceptionally strong market during the near term. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include the duration of the COVID-19 crisis, its impact on the U.S. and global economy, the efficacy of our virtual marketing efforts, the potential disruption of our supply chain and the duration of the recent increase in dealer and consumer demand. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2019 and 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2020.

Fourth Quarter 2020 Earnings Press Release

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President Corporate Services
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Fourth Quarter 2020 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Period ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2020	2019	% BETTER (WORSE)	2020	2019	% BETTER (WORSE)
Net Sales	$71,110	$48,175	47.6%	$239,825	$292,136	(17.9)%
Cost of Goods Sold	53,679	37,653	(42.6)	186,220	226,742	17.9
Gross Profit	17,431	10,522	65.7	53,605	65,394	(18.0)
Selling, General and Administrative Expenses	8,348	6,344	(31.6)	29,244	31,259	6.4
Operating Profit	9,083	4,178	117.4	24,361	34,135	(28.6)
Interest Income	9	88	(89.8)	95	323	(70.6)
Income Before Income Taxes	9,092	4,266	113.1	24,456	34,458	(29.0)
Income Tax Provision	2,098	724	(189.8)	5,012	6,219	19.4
Net Income	$6,994	$3,542	97.5%	$19,444	$28,239	(31.1)%

EARNINGS PER SHARE
Basic	$0.21	$0.10	110.0%	$0.57	$0.83	(31.3)%
Diluted	$0.21	$0.10	110.0%	$0.57	$0.83	(31.3)%

AVERAGE SHARES OUTSTANDING
Basic	33,869	33,915		33,926	34,061
Diluted	33,869	33,915		33,926	34,061

Fourth Quarter 2020 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2020	2019
ASSETS
Cash and cash equivalents	$31,573	$19,804
Accounts receivable, net	4,706	6,607
Inventories	42,310	41,553
Income taxes receivable	-	907
Prepaid expenses and other current assets	1,947	2,056
Total current assets	80,536	70,927
Property, plant and equipment, net	14,938	14,796
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	12,397	7,597
Deferred income taxes	4,075	3,990
Other assets	3,703	3,681
Total assets	$119,422	$104,764

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,079	$3,886
Accrued expenses and other liabilities	15,583	13,155
Total current liabilities	21,662	17,041
Long-term pension liabilities	12,524	9,980
Other long-term liabilities	717	531
Total liabilities	34,903	27,552
Common stock	3,387	3,387
Capital in excess of par value	-	-
Retained earnings	83,079	76,573
Accumulated other comprehensive loss	(1,947)	(2,748)
Total stockholders' equity	84,519	77,212
Total liabilities and stockholders' equity	$119,422	$104,764